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                                                                   EXHIBIT 99.02

                    Egghead.com Adds $4 Million to Coffers

MENLO PARK, Calif., July 19 -- Egghead.com, Inc. (Nasdaq: EGGS - news), a
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leading Internet technology retailer, today announced that it has sold approximately two million shares of its common stock to Acqua Wellington North American Equities Fund, Ltd. for approximately $4 million, as part of a previously announced equity investment program. The shares were sold at a discount of $0.375 per share during the pricing period and there are no other commissions, warrants or other direct costs. Egghead.com previously raised $23 million from Acqua Wellington under this equity investment program.

"Acqua Wellington has proven to be a solid and consistent financial supporter of our company even under volatile market conditions. This incremental cash, in addition to our recent sale of a portion of our Onsale Japan holdings for $2.5 million, further strengthens our cash position," said Jerry Kaplan, CEO of Egghead.com. "This investment completes sales of equity under our shelf registration filed with the SEC in November 1999, and we have no immediate plans to file for additional equity sales."

About Egghead.com

Egghead.com is a leading Internet retailer specializing in technology products for the office and home. With an emphasis on Small Office/Home Office (SOHO) and Small- to Medium-sized Enterprise (SME) customers, Egghead.com offers a wide range of products from computer hardware and software, consumer electronics and office products, to sporting goods and vacation packages. Its auction site offers bargains on excess and closeout goods and services. Egghead.com combines broad selection, low prices and excellent service to provide an outstanding online shopping experience for businesses and consumers. Egghead.com is located on the Internet at www.egghead.com.
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NOTE: Egghead.com and Onsale are registered trademarks of Egghead.com, Inc. All other companies and their brand names mentioned are trademarks or registered trademarks of their respective holders.

This press release contains "forward-looking" statements, including projections about Egghead.com's business, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. For example, statements in the future tense, and statements that the company "expects," "plans," "estimates," "anticipates" or "believes," are forward-looking statements. These forward-looking statements are based on information available to the company at the time of this release and the company assumes no obligation to update any such forward-looking statements. The statements in this release are not guarantees of future performance and actual results could differ materially from current expectations as a result of numerous factors. For example, there is no guarantee that additional funding will be available on favorable terms or at all, or that current financial reserves will be adequate to meet the company's plans or respond to changes in the company's business prospects. These and other risks and uncertainties associated with Egghead.com's business are detailed in its most recent Form 10-K and Form 10-Q, and the prospectus and any supplements filed in connection with the
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registration statement covering the offering to Acqua Wellington, which are on file with the SEC and available through www.sec.gov.
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